Exhibit 10.14
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.
OPERATING AGREEMENT
OF
SA RECYCLING LLC
          THIS OPERATING AGREEMENT (this “Agreement”) is made effective as of September 1, 2007, by and between Adams Steel, LLC, a Delaware limited liability company (“Adams Steel”), and Simsmetal West LLC (formerly known as Sims Hugo Neu West LLC), a Delaware limited liability company (“Sims”).
RECITALS:
          A. SA Recycling LLC (the “Company”), is a limited liability company organized pursuant to the Act; and
          B. The parties are entering into this Agreement to set forth their respective rights and obligations with respect to each other and the Company.
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, capitalized terms shall have the meaning ascribed to them in Schedule 1.
     1.2 Rules of Construction. Unless the context clearly dictates otherwise, the following shall apply: (a) references in this Agreement to a gender shall be deemed to include each gender and the neuter, references to the singular shall be deemed to include the plural, and references to “or” shall be deemed to be disjunctive but not necessarily exclusive; (b) use of the word “include” or “including” shall be deemed to mean “including without limitation”; (c) references to “Articles,” “Sections,” “Schedules” or “Exhibits” are references to the Articles, Sections, Schedules or Exhibits of this Agreement unless otherwise noted; and (d) references to Sections herein include all subsections that are subsidiary to the referenced Section.
ARTICLE II
FORMATION AND RELATED MATTERS
     2.1 Formation. The Company has been organized as a Delaware limited liability company by executing and delivering the Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Act.
     2.2 Intent. The Members intend that the Company shall be classified and treated as a partnership for federal and state tax purposes only, and that no provision of this Agreement shall be deemed or construed to constitute the Company a partnership (including a limited partnership) or joint venture, or any Member, a partner or joint venturer of or with any other Member, for purposes of Section 303 of the federal Bankruptcy Code or any other purpose. Accordingly, the Members hereby agree not to take any position or any action or to make any election, in a tax return or otherwise, inconsistent herewith.
     2.3 Name. The name of the Company shall be “SA Recycling LLC”.

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     2.4 Purpose. The purpose of the Company shall be to purchase, process and sell scrap metal in the Territory (the “Business”) and to engage in any other lawful business or activity permitted under the Act and to do any and all other actions and things which may be necessary, incidental or convenient with respect thereto.
     2.5 Powers. The Company shall have the same powers as an individual to do all things necessary and convenient to carry out its business, to the fullest extent provided by the Act.
     2.6 Registered Agent and Registered Office. The initial registered agent of the Company is Corporation Service Company, and the street address of its registered office is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent of the Company and its registered office may be changed in accordance with the provisions of the Act.
     2.7 Principal Place of Business. The Company’s principal place of business shall be located at 3200 E. Frontera, Anaheim, California 92806. The Company’s principal place of business may be changed from time to time by the Board of Directors (as defined herein) in accordance with the provisions hereof.
     2.8 Term. The term of the Company shall be perpetual.
     2.9 Documents. The Members shall promptly execute and file all certificates or other documents, including amendments to the Company’s Certificate of Formation and fictitious name or assumed name certificates, and shall take such other acts as shall from time to time be required by the Act, other applicable laws of the States of Delaware, California, Nevada and Arizona and applicable laws of other states in which the Company conducts its business.
ARTICLE III
CAPITAL CONTRIBUTIONS AND ACCOUNTS
     3.1 Capital Contributions and Interests.
          (a) Capital Contributions for Issuance of Interests. Pursuant to the Contribution Agreement, Sims shall make an initial Capital Contribution to the Company equal to the Sims Assets in exchange for an Interest in the Company, and Adams Steel shall make an initial Capital Contribution to the Company equal to the Adams Steel Assets in exchange for an Interest in the Company. The corresponding initial Percentage Interest of each Member is set forth opposite its name below:

Member	Percentage Interest

Adams Steel	50%

Sims	50%
          (b) Additional Capital Contributions. No Member shall be permitted to make any additional Capital Contributions unless otherwise unanimously approved by all Members. In such event, the amount of any such additional Capital Contributions shall be equal to such Member’s pro rata portion of the aggregate Capital Contributions approved by the Members, based on such Member’s Percentage Interest. All Capital Contributions in the form of cash shall be held by the Company in an interest bearing account until released at such times and in such amounts as determined by the Board of Directors in accordance with the provisions hereof.

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     3.2 Interest Earned on Company Capital. Interest earned on Company funds shall inure to the benefit of the Company, and no Interest Holder shall be entitled to receive interest on any Capital Contribution.
     3.3 Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.
     3.4 Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder in accordance with Regulations Section 1.704-1(b)(2)(iv) (taking into account any future amendments to such Regulation and any corresponding provisions of any succeeding Regulations). Without limiting the generality of the foregoing, an Interest Holder’s Capital Account shall generally be computed as follows:
          (a) To each Interest Holder’s Capital Account, there shall be credited (i) such Interest Holder’s Capital Contributions, (ii) such Interest Holder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Article 4 hereof, and (iii) the amount of any Company liabilities assumed by such Interest Holder or that are secured by any Company Property distributed to such Interest Holder;
          (b) To each Interest Holder’s Capital Account, there shall be debited (i) the amount of cash and the Gross Asset Value of any Company Property distributed to such Interest Holder, (ii) such Interest Holder’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Article 4 hereof, and (iii) the amount of any liabilities of such Interest Holder assumed by the Company or that are secured by any property contributed by such Interest Holder to the Company;
          (c) In the event of a Transfer of an Interest, the transferee shall succeed to the Capital Account of the transferor as of the effective date of the Transfer; and
          (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) and the definition of “Capital Contribution,” there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Interest Holders) are computed in order to comply with such Regulations, the Board of Directors shall inform all of the Interest Holders that it believes that it is necessary to make such modifications.
     3.5 Member Loans and Guarantees. No Member shall have any obligation to make any loan or advance to the Company or guarantee any Company obligation.
     3.6 New Debt Facility.
          (a) On or prior to the date of this Agreement, the Company has entered into the Credit Agreement with Bank of America, N.A (the “Lender”) for a line of credit (the “Line of Credit”) in the principal amount of [•] to fund the Company’s working capital requirements and other capital requirements to operate its business. Financing of working capital for the Company shall be provided

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solely by the Line of Credit or alternatively by Capital Contributions by each of the Members pursuant to Section 3.1(b) of this Agreement.
          (b) In accordance with Section 4.1(b) hereof, the Company shall use the proceeds of the Line of Credit to make the Sims Special Initial Distribution (as defined herein) and the Adams Steel Special Initial Distribution (as defined herein). Sims and Adams Steel shall use the Sims Special Initial Distribution and the Adams Steel Special Initial Distribution, respectively, to retire debt owed to third party creditors.
          (c) Sims Group Limited and Adams Steel (and certain of the members of Adams Steel) have agreed to guarantee the repayment of the Line of Credit pursuant to the Credit Agreement.
          (d) It is the intent of the Members that the Sims Special Initial Distribution and the Adams Steel Special Initial Distribution are allocated to Sims and Adams Steel, respectively, so that the Sims Special Initial Distribution and the Adams Steel Special Initial Distribution will each qualify as a non-taxable debt-financed distribution under Regulations Section 1.707-5(b) to the maximum extent allowed by law (the “Intended Tax Treatment”). The Members agree to not report or take any tax position (on a tax return or otherwise) for United States federal, state and local income tax purposes that is inconsistent with the Intended Tax Treatment.
ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS
     4.1 Distributions.
          (a) Generally. Distributions of cash shall be made solely from Cash Available for Distribution. Except as otherwise provided herein, all Distributions made from Cash Available for Distribution shall be distributed to the Interest Holders pro rata in accordance with their respective Percentage Interests. Subject to the provisions hereof, for each taxable year of the Company, Distributions made to the Interest Holders shall be made in accordance with this Article 4 and determined by the Board. It is the intent of the parties that subject to the other provisions of this Agreement, the target annual Distributions shall be at least ten percent (10%) of the total net profit before taxes in such taxable year.
          (b) Special Initial Distribution. Notwithstanding Section 4.1(a) hereof, as soon as practicable but in no event later than ninety (90) days following the Effective Date, the Company shall make a one-time Distribution of cash to Sims (the “Sims Special Initial Distribution”) and a one-time Distribution of cash to Adams Steel (the “Adams Steel Special Initial Distribution”), in each case in an amount equal to the lesser of (i) the Third Party Indebtedness of Adams Steel on the date of this Agreement and (ii) [•]. Neither Sims nor Adams shall be entitled to any additional distribution to satisfy any tax obligation due and owing as a result of either the Sims Special Initial Distribution or the Adams Special Initial Distribution.
          (c) Other Limitations. No Distribution shall be declared or made if, after giving effect to the Distribution, (i) the Company would be unable to pay its debts as they become due in the usual course of business; (ii) the fair market value of the total assets of the Company would be less than the sum of all liabilities of the Company; or (iii) such Distribution would otherwise be in violation of the Act. Except as otherwise may be permitted upon liquidation of the Company under Section 8.2 or as may be approved by the Board, the Company shall not make any Distribution to the Interest Holders in property other than in cash.

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          (d) Certain Indemnification Obligations.
          (i) With reference to the initial Members’ respective indemnification obligations pursuant to Article 9 of the Contribution Agreement and specifically Section 9.9 thereof and the Members’ indemnification obligations pursuant to Section 10.4 of this Agreement, each Member acknowledges and agrees that a Member or the Company, or certain Persons affiliated therewith, may, from time to time, deliver to another Member a written claim for indemnification thereunder (an “Indemnification Claim”). Upon any Final Determination (as such term is defined herein) of any Indemnification Claim, then and solely to the extent that the total monetary amount of the Adverse Consequences relating to such Indemnification Claim (such amount, the “Indemnification Amount”) is unpaid by the Indemnifying Person as of the date of any Distribution, that part of the cash amount of such Distribution equal to the unpaid Indemnification Amount (or if the unpaid Indemnification Amount is more than the total cash amount of such Distribution, the total cash amount of such Distribution) otherwise payable to such Indemnifying Person or any transferee of an Interest of such Indemnifying Person, as a Member, under this Agreement shall be retained by the Company if the Company made such Indemnification Claim, or if the Indemnification Claim is made by a Member or Person affiliated therewith then such amount shall be paid directly by the Company to such Indemnified Person, as applicable, in accordance with Article 9 of the Contribution Agreement or Section 10.4 of this Agreement, as the case may be. Any part of the Indemnification Amount which is still unpaid after such retention or payment by the Company will remain due and payable by the Indemnifying Person (including any interest payable thereon under the Contribution Agreement or this Agreement). For the purposes hereof, a “Final Determination” means the final, non-appealable resolution of any Indemnification Claim pursuant to Article 9 of the Contribution Agreement (including, for such purpose, the application of the dispute resolution process set forth in Section 12.4 thereof) or Section 10.5 hereof.
          (ii) Each Member expressly acknowledges and agrees that it shall have no right to object, prevent, delay or otherwise dispute the payment to any Indemnified Person of any portion of any Distribution pursuant to this Section 4.1(d). Each Member further expressly acknowledges and agrees that, notwithstanding anything to the contrary herein, any and all Distributions shall be applied as follows: (A) first, for tax distributions pursuant to Section 4.2; (B) second, to satisfy any obligations of such Member relating to outstanding Indemnification Claims for which there has been a Final Determination; (C) third, to reimburse or repay any amounts otherwise due and payable to the Company by such Member with respect to loans or advances made to such Member; and (D) fourth, for any such other purpose.
     4.2 Tax Distributions. For each taxable year of the Company, the Company shall calculate the following tax distribution amount (“Tax Distribution Amount”) with respect to each Interest Holder by (i) multiplying the current year’s taxable income of the Company allocated to each Interest Holder (taking into account allocations made pursuant to Section 4.8 below in accordance with Code Section 704(c)) by (ii) the highest marginal combined federal and state income tax rate applicable to an individual resident in the State of California (taking into account both (x) the deductibility of state income taxes in computing federal income taxes, and (y) the character of such income). After the Tax Distribution Amounts are calculated for each Interest Holder, the Company shall determine what the largest Tax Distribution Amount is for all of the Interest Holders for such taxable year (“Maximum Tax Distribution”) and shall make a distribution from Cash Available for Distribution to each of the Interest Holders in an amount equal to the Maximum Tax Distribution. Unless otherwise determined by the Board, the Maximum Tax Distribution shall be payable to the Interest Holders in quarterly installments coinciding with the Interest Holders’ estimated federal and state tax payment obligations. All amounts payable under this Section 4.2 shall be determined by the Company’s accountants, using their best

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estimates. All amounts payable under this Section 4.2 shall be treated as advances on Distributions to which such Interest Holder is otherwise entitled hereunder and shall be taken into account upon subsequent Distributions under this Agreement.
     4.3 Withholding. All amounts withheld or required to be withheld pursuant to the Code or any provision of any federal, state, local or foreign tax law with respect to any payment, Distribution or allocation to the Company or the Interest Holders and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of any Interest Holder shall be treated as amounts distributed to the Interest Holder with respect to whom such amount was withheld pursuant to this Article 4 for all purposes under this Agreement. The Company is authorized to withhold from Distributions, or with respect to allocations, to the Interest Holders and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate such amounts to the Interest Holders with respect to which such amount was withheld.
     4.4 Return of Distributions. Except for Distributions made in violation of the Act or this Agreement, no Interest Holder shall be obligated to return to the Company any Distribution or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by an Interest Holder or paid by an Interest Holder for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Interest Holder.
     4.5 Allocation of Profits and Losses. Subject to any special allocations made pursuant to Section 4.6, Profits and Losses for a fiscal year shall be allocated to the Interest Holders in proportion to their respective Percentage Interests.
     4.6 Special Allocations. Notwithstanding Section 4.5, the following special allocations shall be made for each fiscal year in the following order of priority:
          (a) Minimum Gain Chargeback. In the event there is a net decrease in Company Minimum Gain during any fiscal year, the “minimum gain chargeback” described in Regulations Section 1.704-2(f) and Regulations Section 1.704-2(g) shall apply.
          (b) Member Minimum Gain Chargeback. In the event there is a net decrease in Member Minimum Gain during any fiscal year, the “partner minimum gain chargeback” described in Regulations Section 1.704-2(i)(4) shall apply.
          (c) Qualified Income Offset. This Section 4.6(c) incorporates the “qualified income offset” set forth in Regulations Section 1.704-1(b)(2)(ii)(d) as if those provisions were fully set forth in this Section 4.6(c). For any given fiscal year, an allocation pursuant to this Section 4.6(c) shall be made only if and to the extent that an Interest Holder would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 4 for such fiscal year have been tentatively made as if this Section 4.6(c) were not in this Agreement.
          (d) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year (or any other period in which it is necessary to make allocations of Profits or Losses) shall be allocated among the Interest Holders in accordance with their respective Percentage Interests.
          (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year (or any other period in which it is necessary to make allocations of Profits or Losses) shall be specially allocated to the Interest Holder who bears the economic risk of loss with respect to the Member

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Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          (f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company Property, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to an Interest Holder in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Company Property) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Interest Holders in accordance with their respective Percentage Interests (in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies) or to the Interest Holder to whom such distribution was made (in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies).
     4.7 Tax Allocations.
          (a) Each item of the Company’s income, gain, loss, deduction and credit as determined for United States federal income tax purposes shall be allocated among the Interest Holders in the same manner as such items are allocated for book purposes in accordance with the provisions of this Article 4.
          (b) The Interest Holders are aware of the United States federal income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Profits and Losses for United States federal income tax purposes.
          (c) For purposes of determining the Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.
          (d) Solely for purposes of determining an Interest Holder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Interest Holders’ interests in Profits are in proportion to their respective Percentage Interests.
     4.8 Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement; provided, however, that the Company shall use the “traditional method” with respect to the Sims Assets and Adams Steel Assets in accordance with Regulations Section 1.704-3(b). Allocations pursuant to this Section 4.8 are solely for purposes of United States federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Interest Holder’s Capital Account or share of Profits, Losses, other items, or Distributions pursuant to any provisions of this Agreement (other than Tax Distribution Amounts).

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ARTICLE V
MANAGEMENT RIGHTS, POWERS AND DUTIES
     5.1 Management. The business and affairs of the Company shall be managed by its “managers” in accordance with the provisions of this Agreement and the Act. Such managers are referred to herein as the “Board of Directors” or “Board.” Except as provided in, and subject to, Section 5.2(c) and (d) hereof, the Board of Directors shall, to the fullest extent permitted by the Act, have full and complete authority, power and discretion to direct, manage, and control the business, affairs and properties of the Company. Consistent with the managers’ fiduciary obligations towards the Company and the Members, the managers shall act in the best interests of the Company with a view to promoting its growth and profitability (whether by acquisition or otherwise).
     5.2 Board of Directors.
          (a) General Matters.
          (i) The members of the Board of Directors shall be appointed by the Members in accordance with Section 5.2(a)(iii), and each Director appointed by a Member (a “Designee”) shall hold office until his or her successor is appointed and qualified or until his or her prior death, resignation, or removal. Any Director may be removed by the Member that appointed such Director. A Director may resign at any time by giving written notice to the Company. Vacancies may be filled by the Member that appointed such vacating Director(s) pursuant to Section 5.2(a)(iii). Any Designees, other than initial Member Designees set forth in Section 5.2(a)(iii)(A), must be reasonably acceptable to all of the Members. No Director shall be entitled to compensation from the Company for serving as a Director.
          (ii) Size of Board. The total number of directors that shall comprise the Board of Directors shall initially be eight. The Members agree to take any and all actions necessary to effectuate the provisions of this Section 5.2(a), including exercising their voting rights, calling or attending meetings of the Members, and causing any necessary amendments to this Agreement or the Certificate of Formation of the Company. All designation of Directors under this Section 5.2(a) shall be reflected in the records of the Company.
          (iii) Appointment of Directors.
          (A) For so long as the Percentage Interest of each Member is fifty percent (50%), each shall be entitled to appoint four Directors. As of the Effective Date, the initial Directors of Adams Steel shall be Wendy Adams, Terry Adams, George Adams and Michael Adams. The initial Directors of Sims shall be Robert Kelman, Myles Partridge, William Schmiedel and Jeremy Sutcliffe, provided that: (1) Don Betson shall serve as an alternate Director in the place of either Robert Kelman or Myles Partridge; (2) Brian Brandt shall serve as an alternate Director in the place of William Schmiedel; and (3) Ross Cunningham or Scott Miller shall serve as an alternate Director in the place of Jeremy Sutcliffe, in each case should such Director be unable to attend any meeting of the Board of Directors or otherwise be unavailable to execute written resolutions of the Board of Directors.
          (B) If the Percentage Interest of Adams Steel or Sims is less than fifty percent (50%) (in such event, the “Minority Member”), then such Minority Member shall be entitled to appoint a member to the Board of Directors for each 12.5% Percentage Interest (or incremental portion thereof), and the other Member shall be entitled to

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appoint the remaining members of the Board of Directors; provided, however, that the Minority Member shall have no right to designate any members of the Board of Directors if its Percentage Interest is less than 12.5%. By way of illustrative example only, the following shall apply with respect to any Minority Member:

Percentage Interest	Director Designees
More than 37.5% but equal to or less than 50%	4
More than 25% but equal to or less than 37.5%	3
More than 12.5% but equal to or less than 25%	2
12.5%	1
Less than 12.5%	0
          (C) If at any time either Adams Steel or Sims is the sole Member, such Member shall be entitled to appoint all of the Directors.
          (D) The Designee appointment rights of Adams Steel and Sims set forth herein, if any, may be transferred to a Third Party, at the discretion of the transferring Member, in connection with any Transfer of any Interest of such Member pursuant to Section 6.2 and/or 6.3 hereof.
          (iv) Committees. The Board of Directors may create one or more committees, each comprised of at least two Directors, whose members shall include Designees of the Members in the same proportion as then constitute the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors; provided, however, that no such committee shall have the power or authority to authorize or pay Distributions. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required and shall fix its own rules (consistent with this Agreement) governing the conduct of its activities.
          (v) Subsidiary Boards. The size and composition of the board of directors of any subsidiary of the Company shall be the same as that of the Board.
          (vi) Other Activities. The members of the Board of Directors shall not be required to manage the Company as their sole and exclusive full time work and may have other business and investment interests and activities in addition to those relating to the Company as are consistent with their duties under this Agreement.
          (b) Meetings of and Voting by Directors.
          (i) Regular Meetings. Regular meetings of the Board of Directors may be held within or outside of the State of Delaware without notice, at such time and place as shall from time to time be determined in advance by the Board.
          (ii) Special Meetings. Special meetings of the Board may be held within or outside of the State of Delaware and may be called by any Director or the President (as defined below) on 24 hours written notice (delivered personally, by facsimile or email) to each Director.

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          (iii) Quorum. All of the Directors then-in-office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. All sitting members of any committee of the Board shall constitute a quorum for the transaction of business at any meeting of such committee. If a quorum shall not be present at any meeting of the Board of Directors or a committee, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
          (iv) Conduct of Meetings.
          (A) Directors may participate in any meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
          (B) Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all Directors, and such consent(s) are filed with the minutes of proceedings of the Company.
          (C) When any notice is required to be given to any Director, a waiver thereof in writing signed by such Director before, at or after the time stated therein shall be equivalent to the giving of such notice. The Director’s presence at the meeting shall also constitute a waiver of prior notice.
          (c) Powers of the Board; Manner of Acting.
          (i) General Powers. Except as otherwise provided herein, all actions of the Board of Directors shall require the approval of not less than a majority of the Directors present at any meeting of its Board (or all of the Directors if action is adopted by written consent). Actions of any committee of the Board of Directors shall require an affirmative vote of a majority of the committee members present at any meeting at which there is a quorum.
          (ii) Matters Requiring Supermajority Approval. Notwithstanding anything to the contrary herein, the Company may not take any of the following actions (the “Supermajority Actions”) without the prior approval of at least [•] of the Directors then-in-office:
          (A) the admission of any Interest Holder as a Member, other than (i) any Permitted Transferees (provided that the Permitted Transfer in question complies with Section 6.1 hereof), or (ii) an Interest Holder that acquires its Interests as a result of a Transfer undertaken in strict compliance with the provisions of Article VI;
          (B) any amendment of this Agreement or the Certificate of Formation of the Company;
          (C) the issuance of Interests (other than pursuant to this Agreement and the Contribution Agreement) or rights, warrants, options or convertible securities granting the holder thereof the right to purchase from the Company any Interests;
          (D) (I) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any

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reorganization, merger or consolidation or transfer of at least fifty percent (50%) of the Company’s voting power, but excluding an acquisition resulting from a Transfer undertaken in strict compliance with the provisions of Article VI), or (II) the sale, lease or other conveyance (other than a pledge of assets or a grant of a security interest therein to a commercial lender in connection with a commercial lending or similar transaction) of a material portion of the assets of the Company by means of a transaction or series of related transactions
          (E) the convening of a meeting of members of the Company to propose a voluntary winding up of the Company or to appoint an administrator, receiver or liquidator;
          (F) a material expansion, reduction or restructuring of the Business;
          (G) the application by the Company for, or the provision to the Company of, financial accommodation of any nature in excess of [•], except to the extent previously approved by the Board of Directors;
          (H) (I) the incurrence or other entry into any obligations for borrowed money (including, for such purpose but without limitation, any increase in the Line of Credit, any guarantee, indemnity or other form of security by the Company (other than retentions of title in the ordinary course of business)), (II) the issuance or sale of its debt securities or warrants or other rights to acquire any of its debt securities, (III) the loan, advance (other than advancement of expenses to its employees in the ordinary course of business) or contribution to the capital of, or invest in, any other Person, other than the Company or (IV) the entry into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;
          (I) any declaration, recommendation or the payment of a Distribution (other than Distributions to pay taxes pursuant to Section 4.2 hereof);
          (J) the entry into or termination of any transaction or agreement between (x) the Company on one hand, and (y) any officer, Director, Member or any of their respective Related Persons (as defined in the Contribution Agreement), on the other hand; provided, however, that Adams may cause the Company to terminate the Foreign Sales Agreement, Shared Services Agreement and Non Ferrous Agreement (each as defined herein) without the approval of 75% of the Directors then-in-office, strictly in accordance with the provisions of Section 6.1(c);
          (K) the appointment and/or removal of the President; and
          (L) the entry of any agreement to take any of the aforementioned actions.
          (d) Matters Requiring Member Majority Approval. Notwithstanding anything to the contrary herein, certain matters set forth in this Agreement require a Member Majority Vote and those provisions shall not be affected or otherwise limited by the provisions of this Section 5.2.
     5.3 Officers.

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          (a) Election. The officers of the Company shall be elected by the Board and shall include a President and Chief Executive Officer (“President”), a Secretary and a Chief Financial Officer and Treasurer (“CFO”). The Board of Directors may also elect one or more Vice Presidents or other officers as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any number of offices may be held by the same Person. Officers may, but need not, be Directors. Until such time as Sims holds less than [•] of the total Percentage Interest, Sims shall have the right to appoint one of its Designees as the Chairperson of the Board to preside at all meetings of the Members and of the Board of Directors and to nominate the CFO.
          (b) Removal and Resignation. Any officer may be removed, with or without cause, by the Board in accordance with Section 5.2(c). Any officer may resign at any time by giving written notice to the Company.
          (c) President.
          (i) The President, subject to the reasonable direction and control of the Board of Directors and the terms of any employment agreement with the Company, shall be the principal executive officer of the Company. Subject to any limitations set forth in such employment agreement or subsequent action by the Board of Directors, the President shall have authority to execute and acknowledge, on behalf of the Company, all agreements, documents and instruments necessary or proper to be executed in the course of the Company’s regular business. In no instance may the President take or cause the Company to take any of the Supermajority Actions without the prior approval of at least [•] of the Directors then-in-office in accordance with Section 5.2(c)(ii).
          (ii) The initial President of the Company shall be George Adams. Mr. Adams shall be employed pursuant to the terms of the employment agreement attached hereto as Exhibit A.
          (d) Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (if there is one, and if there is more than one, the Vice Presidents in the order designated by the Board, or absent designation, in the order of their election) shall act in place of the President. The Vice President(s) shall also perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.
          (e) Secretary.
          (i) The Secretary shall give (or cause to be given) notice of and shall attend all meetings of the Board of Directors and Members, shall record all of the proceedings of such meetings, and shall be the custodian of the records of the Company. The Secretary shall perform like duties for any committee of the Board of Directors when requested and shall perform such other duties as are prescribed by this Agreement and by the Board of Directors from time to time.
          (ii) The initial Secretary of the Company shall be Mark Sweetman.
          (f) Chief Financial Officer and Treasurer.
          (i) The CFO shall have custody of the Company’s funds and securities, shall disburse the same upon the direction of the Board of Directors, shall keep full and accurate records of all financial transactions of the Company and shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositories as may be designated

[•] CONFIDENTIAL TREATMENT REQUESTED

by the Board of Directors. The CFO shall have such other duties and exercise such other authority as may be prescribed by the Board of Directors from time to time.
          (ii) The initial CFO of the Company shall be Mark Sweetman.
          (g) No Employment Agreement. Nothing contained in this Section 5.3 shall create, affect or be construed as creating or affecting any contract of employment between the Company and any officer.
          (h) Other Activities. Except as set forth in any employment agreements with the Company, the officers of the Company shall not be required to devote their exclusive full time work to the business of the Company and may have other business and investment interests and activities in addition to those relating to the Company as are consistent with their duties under this Agreement.
     5.4 Certain Member Matters.
          (a) Business Restrictions. Except as otherwise expressly provided in this Article 5 and Article 7, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of its Affiliates, to conduct any other business or activity whatsoever, and a Member shall not be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ rights (or the rights of their respective Affiliates (other than the Company)) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom, subject in all cases to the provisions of Article 7.
          (b) [Intentionally omitted.]
          (c) Conduct of Meetings.
          (i) Members may participate in any meeting of Members by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
          (ii) Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all Members, and such consent(s) are filed with the minutes of proceedings of the Company.
          (iii) When any notice is required to be given to any Member, a waiver thereof in writing signed by such Member before, at or after the time stated therein shall be equivalent to the giving of such notice.
     5.5 Liability and Indemnification.
          (a) Limitation on Liability. No Member (or any officer or director thereof), nor any Director or officer of the Company, shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such Person within the scope of the authority conferred on such Person by this Agreement, except for fraud, intentional misconduct, an intentional breach of this Agreement, bad faith, a willful failure to deal fairly with the Company or its Members in connection with a matter in which such Person had a material conflict of interest, a violation of criminal law (unless such Person had reasonable cause to believe its conduct was lawful or no reasonable cause to

[•] CONFIDENTIAL TREATMENT REQUESTED

believe its conduct was unlawful), or a transaction from which such Person derived an improper personal profit.
          (b) Indemnification. Subject to the indemnification obligations of such Member under the Contribution Agreement: (i) each Member (and any officers and directors thereof) and each Director and officer of the Company shall be entitled to indemnification to the full extent now or hereafter provided by law and/or any insurance maintained by the Company and (ii) each Member (and any officers and directors thereof) and each Director and officer of the Company shall be indemnified against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by such Person in connection with any action or inaction taken in good faith and believed by such Person to be in the best interest of the Company, and further provided that such action or inaction does not constitute one of the exceptions to the limitation on liability set forth in Section 5.5(a). Company funds shall be advanced to such Person for legal expenses and other costs incurred by such Person as a result of any legal action for which indemnification by the Company is claimed by such Person if: (i) the legal action relates to the performance of duties or services on behalf of the Company; and (ii) such Person undertakes to repay the advanced funds to the Company in cases in which it is found by any court of competent jurisdiction not to be entitled to indemnification pursuant to the provisions of this Agreement or the Act. Any indemnity under this Section 5.5(b) shall be paid from, and only to the extent of, Company Property, and no Member shall have any personal liability on account thereof.
     5.6 Expense Reimbursement to the Members. The Members and their Affiliates shall be reimbursed by the Company for out-of-pocket expenses reasonably incurred or paid by them on behalf of the Company, upon submission to the Company of documentation substantiating such expenses under policies approved by the Board of Directors.
ARTICLE VI
RESTRICTIONS AND MEMBER WITHDRAWALS
     6.1 Transfer Rights.
          (a) Direct Transfers. Except for Permitted Transfers or Transfers undertaken in strict compliance with the provisions of this Article VI, no Member may Transfer, solicit any offers to Transfer or permit any Transfer of, all or any portion of, or any interest or rights in, any of such Member’s Membership Rights or Interests without the unanimous consent of the Members. In addition, no Member may effect such a Transfer (even a Permitted Transfer): (i) without registration under applicable federal and state securities laws, unless such Member delivers an opinion of counsel satisfactory to the other Members that registration under such laws is not required; (ii) if the Transfer would result in the termination of the Company under Section 708 of the Code; and (iii) without the proposed transferee agreeing in writing delivered to the other Members to be bound by this Agreement.
          (b) Indirect Transfers of Adams Steel. For so long as Adams Steel is a Member:
          (i) Except for Transfers to a Permitted Transferee or Transfers undertaken in strict compliance with the provisions of this Article VI, Adams Steel may not (and will cause its Affiliates to not) directly or indirectly Transfer, solicit any offers to Transfer or permit any Transfer of, all or any portion of, or any interest or rights in, any of the ownership interests in Adams Steel or any Person that Controls Adams Steel (an “Indirect Adams Interest”).
          (ii) If, at any time on or after [•], Adams Steel desires to accept a bona fide Third-Party offer for any Indirect Adams Interest, then Adams Steel shall promptly notify Sims of the intended disposition (“Adams Disposition Notice”) and the basic terms and conditions

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thereof, including the identity of the proposed purchaser and the bona fide cash price or, in reasonable detail, other consideration for which Adams Steel proposes to Transfer such Indirect Adams Interest. Sims shall have the right to purchase (either itself or through one of its Affiliates) that amount of the Interests owned by Adams Steel represented by the Indirect Adams Interest proposed to be Transferred (but not less than such amount of Interests), upon pricing terms and conditions to be agreed in good faith between Sims and Adams Steel with reference to the terms and conditions specified in the Adams Disposition Notice, or if no such terms are agreed between the parties within 30 days of the delivery of such Adams Disposition Notice, for the price determined by an independent valuation firm reasonably agreed by the parties. Sims and Adams Steel shall share equally the costs of such valuation firm. Sims shall provide notice (the “Sims Response”) in writing to Adams Steel given within 30 days after receipt of the Adams Disposition Notice of its election to purchase such Interests, and if Sims fails to deliver the Sims Response to Adams Steel within the 30-day period, Sims shall be deemed to have rejected such offer. In the event that Sims timely delivers such Sims Response to Adams Steel electing to purchase such Interests, the closing of the sale of such Interests shall be in accordance with Section 6.3(b) hereof.
          (c) Indirect Transfers of Sims. Sims (and its Affiliates) shall be free at any time to directly or indirectly Transfer, solicit any offers to Transfer or permit any Transfer of, all or any portion of, or any interest or rights in, any of the ownership interests in Sims or any Person that Controls Sims (an “Indirect Sims Interest”), whether to a Permitted Transferee or otherwise, subject only to the following:
          (i) If (A) such Transfer involves the sale of an ownership interest in Sims directly (and not any other Transfer that may constitute a Change in Control of Sims, which shall be dealt with pursuant to paragraph (ii) below) (a “Sims West Interest”), (B) the transferee of such Sims West Interest is not a Permitted Transferee of Sims; (C) the only asset of Sims at the time of such Transfer is Sims’ ownership interest in the Company, and (D) such proposed Transfer of the Sims West Interest is not part of a larger transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or other transfer involving assets other than that of the Company or Sims), then if the applicable Affiliate(s) of Sims (the “Selling Affiliate(s)”) desire to accept a bona fide Third-Party offer for the Sims West Interest, Sims will cause the Selling Affiliates to promptly notify Adams Steel of the intended disposition (“Sims Disposition Notice”) and the basic terms and conditions thereof, including the identity of the proposed purchaser and the bona fide cash price or, in reasonable detail, other consideration for which the Selling Affiliate(s) proposes to Transfer such Sims West Interest. Adams Steel shall have the right to purchase (either itself or through one of its Affiliates) by notice (the “Adams Response”) in writing given within 30 days after receipt of the Sims Disposition Notice all of the Interests owned by Sims. The Adams Response must set forth that Adams Steel wishes to acquire all of the Interests owned by Sims and confirm that Adams Steel elects to purchase such Interests at the price and on the terms specified in the Sims Disposition Notice. If Adams Steel fails to deliver the Adams Response to Sims (on behalf of the Selling Affiliate(s)) within such 30-day period, Adams Steel shall be deemed to have rejected such offer. In the event that Adams Steel timely delivers such Adams Response to Sims (on behalf of the Selling Affiliate(s)) electing to purchase such Interests, the closing of the sale of such Interests shall be in accordance with Section 6.3(b) hereof.
          (ii) If a Transfer of an Indirect Sims Interest to a Third Party results in a Change in Control of Sims, then the following shall apply:
          (A) if (1) the Change in Control of Sims or the Change in Control of Global Trade results in a change in the senior management personnel of Global Trade,

[•] CONFIDENTIAL TREATMENT REQUESTED

and (2) as a result of such change in management, Global Trade’s performance (in terms of its marketing, selling and exporting ferrous scrap) under the Foreign Sales Agreement entered into on or about the Effective Date between the Company and Global Trade (the “Foreign Sales Agreement”) is inconsistent (in a manner adverse to the Company) with its performance under the Foreign Sales Agreement prior to such Change in Control of Sims or Change in Control of Global Trade, then Adams may cause the Company to terminate the Foreign Sales Agreement (by requiring the Company to issue a notice of termination to Global Trade specifying the termination date of the Foreign Sales Agreement), provided that such notice of termination must be issued and have an effective date of termination no earlier than [•] and no later than [•] following such change in management;
          (B) if, after the Change in Control of Sims, the performance of Sims Group USA Holdings Corporation (formerly known as Sims Hugo Neu Corporation), a Delaware corporation (“SGHC”), (in terms of providing services to the Company) under the Shared Services Agreement entered into on or about the Effective Date between the Company and SGHC (the “Shared Services Agreement”) is inconsistent (in a manner adverse to the Company) with its performance under the Shared Services Agreement prior to such Change in Control of Sims, then Adams may cause the Company to terminate the Shared Services Agreement (by requiring the Company to issue a notice of termination to SGHC specifying the termination date of the Shared Services Agreement), provided that such notice of termination must be issued and have an effective date of termination no earlier than [•] and no later than [•] of such Change in Control of Sims;
          (C) if, after the Change in Control of Sims, the performance of Sims Group Limited (or its Affiliate party to the Non Ferrous Agreement), (in terms of its marketing, selling and exporting non-ferrous scrap) under the Non Ferrous Brokerage Agreement to be entered into on or about the Effective Date between the Company and Sims Group Limited (or one of its affiliates) (the “Non Ferrous Agreement”) is inconsistent (in a manner adverse to the Company) with its performance under the Non Ferrous Agreement prior to such Change in Control of Sims, then Adams may cause the Company to terminate the Non Ferrous Agreement (by requiring the Company to issue a notice of termination to Sims Group Limited specifying the termination date of the Non Ferrous Agreement), provided that such notice of termination must be issued and have an effective date of termination no earlier than [•] and no later than [•] of such Change in Control of Sims; and
          (D) if at any point between [•] of such Change in Control of Sims, Adams Steel delivers to Sims written notice of the existence of a Deadlock, Adams Steel thereafter promptly pursues a resolution to such Deadlock through strict adherence to the processes set forth in Section 10.5, and such Deadlock results in the sale by Adams Steel of all of its Interests pursuant to the provisions of Section 10.5(c) of this Agreement, then Adams Steel and the Adams Owners will (from the date of consummation of such sale pursuant to these provisions) be released from any non-competition obligations they then owe to the Company, whether pursuant to Article VII hereof or otherwise, including pursuant to any employment or consulting arrangement between the Company and any Adams Owner, and any such consulting or employment agreement will be automatically terminated, and the applicable Adams Owner released from its obligations thereunder.

[•] CONFIDENTIAL TREATMENT REQUESTED

     6.2 Adams’ Put Right.
          (a) The Right. Adams Steel shall have the right (the “Put Right”) to Transfer to Sims up to all of its Interests pursuant to this Section 6.2 as follows:
          (i) Up to [•] of the aggregate Interests (the “Estate Interests”) upon the death of any Adams Owner (an “Adams Event”); and
          (ii) Up to all of its Interests at any time on or after [•].
          (b) Procedures for Exercise of Put Rights.
     In the event that Adams Steel desires to exercise the Put Right, then it shall deliver to Sims a written notice (the “Put Right Notice”) no later than 90 days following the Adams Event or its election to Transfer pursuant to Section 6.2(a)(ii), as the case may be. Such Put Right Notice shall set forth (A) the proposed date of the Transfer determined in accordance with Section 6.3(b), and (B) the number of Interests proposed to be Transferred (the “Subject Adams Interests”). The purchase price (the “Put Purchase Price”) for such Interests shall be as follows:
[•]
[•] The closing of any such Transfer shall be in accordance with Section 6.3(b) hereof.
     6.3 Members’ Right of First Refusal. Notwithstanding the provisions of Section 6.2 hereof and without limiting the rights of the Members set forth therein, the following provisions shall apply to any proposed Transfer of Interests (other than such Transfers to a Permitted Transferee):
          (a) Right of First Refusal.
          (i) If, at any time on or after [•] (the “Trigger Date”), any Member desires to accept a bona fide Third-Party offer for any of its Interests (the “Target Interests”), then such Member (the “Selling Member”) shall promptly notify the other Members of the intended disposition (“Third Party Disposition Notice”) and the basic terms and conditions thereof, including the identity of the proposed purchaser and the bona fide cash price or, in reasonable detail, other consideration for which the Selling Member proposes to transfer such Target Interests.
          (ii) The other Members shall, for a period of 30-days from receipt of the Third Party Disposition Notice, have the right to purchase all (but not less than all) of such Target Interests, upon the terms and conditions specified in the Third Party Disposition Notice (the “Right of First Refusal”). To exercise its right of first refusal, a Member (an “Exercising Member”) must deliver to the Selling Member a written response (“RFR Response”) within 30 days after the date on which the Exercising Member received the Third Party Disposition Notice. Each RFR Response must set forth the amount of the Target Interests, if any, which the Exercising Member wishes to acquire and confirm that the Exercising Member elects to purchase such Target Interests at the price and on the terms specified in the Third Party Disposition Notice. Any Member who does not so notify the Selling Member within such 30-day period shall be deemed to have rejected such offer (each a “Rejecting Member”). Each Exercising Member shall be entitled to purchase the Target Interests pro rata in accordance with its respective Percentage Interests. In the event that any Member does not elect to purchase its portion of the Target Interests, the Exercising Members may purchase any or all of the Rejecting Members’ portion of

[•] CONFIDENTIAL TREATMENT REQUESTED

the Target Interests (the “Residual Target Interests”) in such amounts as may be agreed by the Exercising Members or, if no agreement is reached, that number which is equal to the product obtained by multiplying the number of Residual Target Interests by a fraction, the numerator of which is the number of Interests owned by such Exercising Member and the denominator of which is the total number of outstanding Interests in the Company, excluding those owned by the Rejecting Members and the Selling Member. In the event that an RFR Response is timely delivered by any Member or Members as to all of the Target Interests, the closing of the sale of the Target Interests shall be in accordance with Section 6.3(b) hereof.
          (iii) Subject to the Co-Sale Right (as defined herein), in the event an RFR Response (or RFR Responses) with respect to all of the Target Interests is not given to the Selling Member within 30 days following receipt of the Third Party Disposition Notice, the Selling Member shall have a period of 30 days after the expiration or exercise of the Co-Sale Right in accordance with Section 6.3(c) herein, as the case may be, in which to sell such Target Interests to the Third Party identified in the Third Party Disposition Notice at a price and with other terms no more favorable to the Third Party than as stated in the Third Party Disposition Notice.
          (iv) In the event the Selling Member does not notify the other Members or consummate the sale or disposition of the Target Interests within the 30-day period described above, then the provisions of Section 6.3(a) shall continue to be applicable to any subsequent disposition (or proposed disposition) of the Target Interests by the Selling Member.
          (b) Closing Upon Exercise of Rights.
          (i) The closing of any Transfer of Target Interests pursuant to any of Sections 6.2 or 6.3(a) hereof shall take place at 9:00 a.m., local time, on the Closing Date (as defined herein), at the offices of the Company or at such other location as the parties to such Transfer may mutually determine. Subject to Section 6.3(b)(iii) hereof, at such closing, the party or parties purchasing the Target Interests shall pay to the Selling Member (which term shall include, solely for the purpose of this Section 6.3(b), Adams Steel to the extent that it is exercising the Put Right) the appropriate price in United States dollars by wire transfer, certified or cashier’s check in available funds or in any other currency acceptable to the Selling Member. At the closing and against payment of the price, the Selling Member shall deliver duly executed forms of transfer in respect of such Interests in favor of the party or parties purchasing such portion of the Target Interests, free and clear of all Liens. In the event that a Transfer shall take place in accordance with the provisions hereof, the parties shall do, or cause to be done, all such acts or things as may be required to give effect to the Transfer of the Target Interests and the registration thereof on the books of the Company in the name or names of the purchaser(s).
          (ii) The date of the closing of any Transfer pursuant to Sections 6.2 or 6.3(a) hereof (the “Closing Date”) shall be mutually determined by the Selling Member and each purchaser; provided, however, that in each instance in which a Member is a purchaser of any Target Interests, the following shall apply:
          (A) In the event that the Target Interests to be transferred are less than [•] of all Interests then-outstanding, the purchaser(s) shall have up to [•] from the date of the RFR Response or receipt of the Put Right Notice, as the case may be (each such notice, a “Purchaser Notice”) to settle such purchase(s);

[•] CONFIDENTIAL TREATMENT REQUESTED

          (B) In the event that the Target Interests to be transferred are at least [•] but less than [•] of all Interests then-outstanding, the purchaser(s) shall have up to [•] from the date of the Purchaser Notice to settle such purchase(s); and
          (C) In the event that the Target Interests to be transferred are equal to or greater than [•] of all Interests then-outstanding, the purchaser(s) shall have up to [•] from the date of the Purchaser Notice to settle such purchase(s).
          (iii) If the Selling Member is an Indemnifying Person (or the Permitted Transferee of an Indemnifying Person) with respect to any Indemnification Claim(s):
          (A) for which a Final Determination has not been reached and such Indemnification Claim(s) was made in accordance with the terms of the Contribution Agreement or this Agreement prior to the Closing Date, then the following shall apply:
          (I) If a Member is the purchaser of any Target Interests, then an amount equal to Indemnification Amount (or the entire purchase price for the Target Interests to be transferred, if such purchase price is less than such Indemnification Amount) shall be deposited into an escrow account with a third party escrow agent (pursuant to an escrow agreement consistent with the terms herewith and reasonably agreed by the Selling Member and Indemnified Person acting in good faith) by the Selling Member to be distributed to the Indemnified Person or Selling Member as applicable following the Final Determination of such Indemnification Claim(s), it being understood that if the purchase price for the Target Interests is less than the Indemnification Amount, then the provisions of Section 4.1(d) will apply to the balance; and
          (II) If a Third Party is the purchaser of any Target Interests, then the provisions of Section 4.1(d) will apply; and
          (B) for which a Final Determination has been reached but payment of the Indemnification Amount relating to such Indemnification Claim is unpaid as of the Closing Date, then the following shall apply:
          (I) If a Member is the purchaser of any Target Interests, then such Member shall have the right of offset up to all of the unpaid Indemnification Amount against the purchase price to be paid for such Target Interests; and
          (II) If a Third Party is the purchaser of any Target Interests, then the Selling Member shall, as a condition to the sale of such Transfer Interests, first satisfy in full its obligation to pay such unpaid Indemnification Amount.
          (c) Right of Co-Sale. No Selling Member may Transfer any Target Interests to any Third Party pursuant to Section 6.3(a) unless as a condition of sale of the Target Interests, the Third Party also offers to purchase all of the outstanding Interests of the Company at the same price per Interest and on the same terms and conditions as the proposed sale of the Target Interests by the Selling Member to such Third Party. Such right of the other Members to sell their Interests to the Third Party pursuant to this provision is referred to herein as the “Co-Sale Right.” The Co-Sale Right shall be exercised as follows:

[•] CONFIDENTIAL TREATMENT REQUESTED

          (i) If the Selling Member desires to sell the Target Interests to a Third Party pursuant to Section 6.3 and the other Members fail to timely deliver a RFR Response, then within 30 days following the expiration of the time limit specified in Section 6.3(a), the Selling Member must provide a notice (“Co-Sale Notice”) to the other Members which includes (A) the name and address of the Third Party and (B) the price per Interest and terms, if any, upon which the Third Party proposes to purchase all of the outstanding Interests in the Company.
          (ii) To exercise its Co-Sale Right, a Member must provide the Selling Member with a written response (“Co-Sale Response”) which must be received by the Selling Member within 30 days after the Members have received the Co-Sale Notice. The Co-Sale Response must state that such Member elects to sell to the Third Party, at the price and on the terms specified in the Co-Sale Notice, all of the Interests owned by such Member immediately before the sale (the “Co-Sale Interests”). The Members shall cooperate with and execute and deliver such other documents as may be reasonably requested by the Third Party or the Selling Member in connection with the transactions contemplated by the proposed sale to the Third Party, including documents containing representations and warranties as to title, power and authority and such other representations and warranties as are customary and appropriate in transactions of this type.
          (iii) Immediately upon consummation of the sale of any Co-Sale Interests, the Selling Member shall give notice thereof to the Members who exercised their Co-Sale Right, shall remit to each such Member the net sales proceeds of the Interests of such Members sold pursuant thereto (after deduction of a pro rata amount among all selling Members of amounts placed in escrow (if any), reasonable fees and expenses incurred in connection with the transaction and other appropriate deductions, as applicable), and shall furnish such other evidence of the completion of such sale as may be reasonably requested by such Members.
          (iv) To the extent that the other Members fail to exercise their Co-Sale Rights within the time limit specified in paragraph (ii) above, the Selling Member may Transfer all of the Target Interests as set forth in the Third Party Disposition Notice pursuant to Section 6.2(a)(iii).
     6.4 Prohibited Transfers. Each Interest Holder hereby acknowledges the reasonableness of the prohibition contained in Section 6.1 in view of the purposes of the Company and the relationship of the Interest Holders. The Transfer of any Membership Rights or Interest (or ownership interest in any Member) in violation of the prohibitions contained in this Article 6 shall (in so far as possible) be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights or an Interest (or ownership interest in any Member) are attempted to be transferred in violation of Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company or, to the maximum extent permitted by law, receive Distributions from the Company or have any other rights in or with respect to the Membership Rights.
     6.5 Withdrawals. Except as a result of a Permitted Transfer, no Member shall have the power or the right to withdraw by voluntary act from the Company and any Member who shall withdraw by voluntary act shall be in intentional breach of this Agreement.
     6.6 Documents; Effectiveness.
          (a) Documents. No acquisition of an Interest by a Person by Transfer, including Permitted Transfers, shall be effective, and no such Person shall become a Member, until the transferor and such Person execute all necessary certificates or other documents and perform all acts required by law or

[•] CONFIDENTIAL TREATMENT REQUESTED

          regulation, to the extent necessary to give effect to the Transfer and to preserve the status of the Company as a limited liability company after the completion of the Transfer. Each transferee of an Interest, whether or not such transferee becomes a Member, and each Person acquiring an Interest from the Company, shall be bound by all the terms and conditions of this Agreement.
          (b) Admission as Member; Membership Rights of Non-Members. Except as otherwise provided herein, a Person may be admitted as a Member with the approval of the Board of Directors. A Person who acquires an Interest in any manner and does not become a Member shall only be entitled to receive the Distributions and to share the Profits and Losses of the Company to which the transferor of such Interest would have been entitled with respect to such Interest, and shall not be entitled to participate in the management of the business of the Company or to exercise any other Membership Rights of a Member.
          (c) Date of Admission. Any admission of a Person as a Member shall be deemed to have occurred, unless otherwise consented to by the Company, in its sole discretion, as of the opening of business on the first day of the calendar month following the month in which all conditions have been met and all actions have been taken to have such Member admitted to the Company.
     6.7 Conversion Intention. Sims and Adams Steel hereto agree that upon [•], the Members shall meet and discuss a possible sale or exchange of the Membership Interests then owned by Adams Steel in the Company. Sims and Adams Steel recognize that the mechanism, timing and format of such a sale or exchange is difficult to formalize [•] before its enactment. It is anticipated that the parties shall explore a sale of the Membership Interest in the Company owned by Adams Steel to either Sims or the Company for cash and/or stock of Sims Group Limited.
ARTICLE VII
NON-COMPETE
     7.1 General Prohibition. No Interest Holder shall, and no Interest Holder shall cause or permit any Affiliate of such Interest Holder (other than the Company) to, directly or indirectly, for so long as such Interest Holder holds any Interests and for [•] thereafter (the “Restricted Period”), engage in any Competitive Activity in the Territory or invest in, own, manage, operate, control, finance, advise, render services to or participate in the ownership, management, operation or control of or guarantee the obligations of any Person (other than the Company) that is engaged in, or planning to become engaged in, a Competitive Activity in the Territory. Further, each Interest Holder shall cause the Company not to engage in the Electronics Business in the Territory during the Restricted Period (other than pursuant to the Supply Agreement between Sims Group UK Limited (or one of its Affiliates) and the Company in a form to be agreed in good faith between Adams Steel and Sims prior to the closing of the transactions contemplated by the Contribution Agreement).
     7.2 Exceptions. Notwithstanding the provisions of Section 7.1, nothing contained herein shall limit or restrict in any way the right or ability of:
          (a) any Interest Holder (or any Affiliate of any Interest Holder) to acquire or own securities of a Person that is engaged in a Competitive Activity, provided that: (i) such securities are held for investment purposes and represent less than one percent (1%) of the total equity interests of such Person; (ii) such Interest Holder does not otherwise participate in the activities of such Person; and (iii) such securities are listed on a national securities exchange or are regularly quoted in the over-the-counter market by one or more members of the National Association of Securities Dealers or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

[•] CONFIDENTIAL TREATMENT REQUESTED

          (b) Sims or any of its Affiliates to engage in any activity, including a Competitive Activity, within the Sims Open Territory;
          (c) Sims or any of its Affiliates to conduct the Electronics Business within the Territory;
          (d) Sims or any of its Affiliates to conduct the Existing Sims Trading Business; or
          (e) Sims, or any of its Affiliates, to acquire a legal entity, group of companies or business (the “Acquired Business”) which is engaged in any Competitive Activity in the Territory (that part of the Acquired Business engaged in such Competitive Activity in the Territory, being the “Overlapping Business”), provided, that, (i) Sims will, promptly after such acquisition has been publicly disclosed by Sims (or its Affiliates), notify Adams Steel and the Company of the acquisition of the Acquired Business, including a reasonable description of the Overlapping Business (such notice, the “Acquired Business Acquisition Notice”); and (ii) upon receipt of such Acquired Business Acquisition Notice, the Company shall have the right to purchase the Overlapping Business from Sims (or its Affiliates) on the following conditions: (A) the acquisition of the Acquired Business by Sims is consummated; (B) the Company’s acquisition of the Overlapping Business is subject to applicable law and any order or action of any Governmental Body (as defined in the Contribution Agreement); (C) the Designees of Sims on the Board will not be entitled to vote with respect to the acquisition by the Company of the Overlapping Business; and (D) all other terms in the purchase agreement will be agreed between the parties in good faith, including the price for the Overlapping Business, provided, that, such price will be based on [•]. Adams Steel shall cause the Company to provide notice (the “Company Response”) in writing to Sims, given within 30 days after receipt of the Acquired Business Acquisition Notice, of its election to purchase such Overlapping Business, and if the Company fails to deliver the Company Response to Sims within the 30-day period, the Company shall be deemed to have rejected such offer and, in such, case Sims (or its Affiliates) may continue to own the Overlapping Business without breaching the terms of Section 7.1 hereof. In the event that the Company timely delivers such Company Response to Sims electing to purchase the Overlapping Business, the closing of the sale of such Overlapping Business shall occur on a date agreed in good faith between the parties, provided, however, that such closing must occur within 180 days after the Company’s receipt of the Acquired Business Acquisition Notice (unless the Company was unable to obtain financing on reasonable terms to allow for such closing, in which case the parties would negotiate in good faith a mutually acceptable delayed closing date), it being understood that Sims (or its Affiliates) would not be in breach of Section 7.1 hereof during such period.
     7.3 Non-solicitation of Employees. During the Restricted Period, no Interest Holder shall, and no Interest Holder shall cause or permit any Affiliate of such Interest Holder to, directly or indirectly solicit for employment or hire (whether as an employee, consultant or independent contractor) any current or former employee of the Company or any other Interest Holder or their respective Affiliates, unless: (i) such employee has been separated from employment with such Person for at least 90 days prior to the commencement of any employment discussions and such employee approaches the Interest Holder for employment or retention without prior solicitation, direct or indirect, on the part of the Interest Holder; or (ii) such employee is hired as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Company, the other Interest Holders or their respective Affiliates, consistent with the past practice of the hiring Interest Holder.
     7.4 Non-solicitation of Customers and Suppliers. During the Restricted Period, no Interest Holder shall, and no Interest Holder shall cause or permit any Affiliate of such Interest Holder to directly or indirectly, (a) solicit the business of any Person in the Territory who is a customer or supplier of the Business, or (b) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, consultant or other business relation of the Company to cease doing business with the

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Company, to deal with any competitor of the Company, or in any way interfere with its relationship with the Company.
     7.5 Non-Disparagement. During the Restricted Period, no Interest Holder shall and no Interest Holder shall cause or permit any of its Affiliates to disparage the Company or any of Company’s Members, managers, officers, employees or agents.
     7.6 Interpretation. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Article 7 is invalid or unenforceable, then the parties agree that the court or tribunal shall have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Article 7 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The parties agree that this Article 7 is reasonable and necessary to protect and preserve the Company’s legitimate business interests and the value of the parties’ Capital Contributions and to prevent any unfair advantage being conferred on Sims or Adams Steel.
ARTICLE VIII
DISSOLUTION AND TERMINATION
     8.1 Events Causing Dissolution. Subject to Section 5.2(c) hereof, the Company shall only be dissolved upon the occurrence of any one of the following events:
          (a) the unanimous written agreement of all of the Members to dissolve the Company; or
          (b) the entry of a judicial decree of dissolution under Section 18-802 of the Act.
     8.2 Winding Up; Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Board of Directors shall wind up the affairs of the Company in accordance with Section 18-803 of the Act. Upon such dissolution of the Company, an accounting shall be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall proceed to sell or liquidate the Company’s assets within a reasonable time. The proceeds from the liquidation of the Company’s assets shall be distributed as follows:
          (a) First, to creditors, including Members who are creditors (if any) until all of the Company’s debts and liabilities are paid and discharged (or provision is made for payment thereof); and
          (b) The balance, if any, to the Interest Holders in accordance with their respective Percentage Interests. Subject to the provisions in Section 6.3(b)(iii)(A) requiring a Selling Member that is an Indemnifying Person (or the Permitted Transferee of an Indemnifying Person) to comply with the provisions in Section 4.1(d), no Interest Holder shall be obligated to restore any negative balance in its Capital Account upon the dissolution of the Company, the Transfer of all or any portion of its Interest, or otherwise, and no creditor of the Company will have any right to enforce any obligation to restore any deficit Capital Account of any Interest Holder.
     8.3 Deemed Contribution and Distribution. In the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no dissolution has occurred, Company Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all Company Property and liabilities to a new partnership in exchange for an

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interest in such new partnership and immediately thereafter, the Company shall be deemed to liquidate by distributing interests in the new partnership to the Interest Holders.
     8.4 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged, or adequate provisions have been made for their payment and discharge, and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation setting forth the information required by the Act shall be executed by one or more authorized persons and filed with the Delaware Secretary of State. Upon such filing, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS
     9.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Board of Directors shall determine the institution or institutions at which the accounts shall be opened and maintained, the types of accounts, and the Persons who shall have authority with respect to the accounts and the funds therein.
     9.2 Books and Records. The Board of Directors shall keep at the Company’s principal place of business complete and accurate books and records with respect to all business transactions of the Company as are required to be maintained by the Act as well as such other books, records and accounts that, in reasonable detail, accurately and fairly reflect the assets, liabilities and operations of the Company. Furthermore, the Company shall maintain a system of internal accounting controls that shall provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary to (i) permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (ii) maintain accountability for assets.
     9.3 Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable and fiscal year shall be July 1 through June 30.
     9.4 Distribution of Financial Statements and Other Reports. The Company shall distribute to each Member the following:
          (a) Monthly Information. As soon as practicable and in any event within fifteen (15) days following the last day of each calendar month, the Company’s: (i) balance sheet, (ii) income statement and (iii) a trial balance, in each case prepared in accordance with GAAP.
          (b) Annual Information. Within ninety (90) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the accounting year then ended: (i) audited financial statements prepared by the Company’s independent accountants in accordance with GAAP; and (ii) a report summarizing the fees and other remuneration paid by the Company to any Member or any Affiliate in respect of the taxable year. In addition, within one-hundred eighty (180) days after the end of each taxable year of the Company, the Company shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year.
     9.5 Tax Matters Partner. Sims shall be the “Tax Matters Partner,” as that term is defined in Section 6231 of the Code, for the Company. The Tax Matters Partner shall have all powers and

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responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without a Member Majority Vote.
     9.6 Tax Elections. Except as otherwise provided in this Agreement, all elections permitted to be made by the Company under federal or state income, franchise or other tax laws, including the elections referred to in Sections 734, 743 and 754 of the Code, shall be determined by a Member Majority Vote, and each of the Members, upon request, shall supply to the Company such information as may be necessary to give proper effect to any such election.
     9.7 Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in its name.
     9.8 Right of Inspection and Examination. At all reasonable times, each Member, through its representatives, shall have the right to inspect and copy the records of the Company, as well as the right to inspect the assets and facilities of the Company. These rights may be exercised through any agent or employee of the Company which may include a certified public accountant. The inspecting Member shall bear all expenses incurred in the inspection or examination.
ARTICLE X
RIGHTS AND OBLIGATIONS OF INTEREST HOLDERS
     10.1 Limitation of Liability. No Member shall be liable for the debts, obligations and liabilities of the Company except as expressly provided by the Act.
     10.2 Right to Bring Action. One or more Members may bring a legal action in the name of the Company upon a Member Majority Vote, provided, however, that for purposes of this provision, the vote of any Member who has an interest in the outcome of the action that is adverse to the interest of the Company shall be excluded and Member Majority Vote shall mean the affirmative vote, approval or consent, as the case may be, of one or more Members holding greater than fifty percent (50%) of the remaining Interests.
     10.3 Confidentiality. Except as contemplated by this Agreement, each Interest Holder shall keep confidential and not disclose to other Persons which are not Interest Holders, and shall use reasonable efforts to prevent such Interest Holder and such Interest Holder’s Affiliates, and their respective employees, agents, representatives and advisers, from disclosing to Persons which are not Interest Holders, any information or materials that (a) pertain to this Agreement or the Business of the Company, or (b) pertain to confidential or proprietary information of the Company; provided however, that an Interest Holder may disclose to its Affiliates, and to the Interest Holder’s and its Affiliates’ employees, agents, representatives and advisers, any information made available to such Interest Holder to the extent reasonably necessary in connection with the Interest Holder’s interest in the Company, the conduct of the Company’s Business, the performance of services for or on behalf of the Company, or to secure legal, tax, accounting or other professional advice; and provided further that an Interest Holder may disclose such information and materials as may be required to be disclosed by law or by the rules of any securities exchange on which the Interest Holder’s securities are then traded. Notwithstanding the foregoing, information of the Company shall not be deemed confidential to the extent it is (a) known to the receiving party prior to disclosure by the disclosing party, (b) disclosed to the receiving party by a third party without any obligations of confidentiality to the disclosing party, (c) publicly available or becomes publicly available other than as a result of a breach by the receiving party of its obligation of

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confidentiality set forth herein, or (d) required to be disclosed in any legal proceeding. The obligations of confidentiality contained herein shall survive the termination of this Agreement.
     10.4 Indemnification.
          (a) Sims’ Indemnity. Sims shall indemnify and hold the Company Indemnitees, other than Sims, harmless from and against, and shall promptly defend the Company Indemnitees from and reimburse the Company Indemnitees for, any and all Adverse Consequences which the Company Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with:
          (i) Any failure by Sims to carry out, perform, satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or
          (ii) Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referenced in Sections 10.4(a)(i).
          (b) Adams Steel’s Indemnity. Adams Steel shall indemnify and hold the Company Indemnitees, other than Adams Steel, harmless from and against, and shall promptly defend the Company Indemnitees from and reimburse the Company Indemnitees for, any and all Adverse Consequences which the Company Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with:
          (i) Any failure by Adams Steel to carry out, perform satisfy or discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or
          (ii) Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referenced in Section 10.4(b)(i).
          (c) Procedure for Indemnification. A claim for indemnification under this Agreement for any matter not involving a third-party claim may be asserted by written notice by the Indemnified Person to the Indemnifying Person (the “Claim Notice”). Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Person shall either (a) agree that the Indemnified Person is entitled to receive some or all of the amount claimed or (b) dispute that the Indemnified Person is entitled to receive any of the claimed amount, in which case the dispute will be governed by, and subject to the terms of, Section 10.5 hereof. If the Indemnifying Person has not delivered notice of its objection to or agreement with the Claim Notice within thirty (30) days of its delivery, the Indemnifying Person shall be deemed to have agreed that the Indemnified Person is entitled to receive all of the amount claimed. Following the final determination or resolution of any such indemnification obligation pursuant to this Article 10 (including, to the extent applicable, Section 10.5), and subject to Section 4.1(d), the Indemnifying Person will promptly pay such indemnification obligation to the Indemnified Person. All payments will be made together with interest at LIBOR plus 3% per annum, compounded daily beginning on the date of the final determination or resolution of such indemnification obligation and ending on the date of payment.
          (d) Contribution Agreement Claims. If a claim for indemnification based upon the same set of facts and circumstances may be brought by a Person under this Agreement or the Contribution Agreement, Adams Steel and Sims agree that such claim shall be asserted only under the Contribution Agreement.
     10.5 Dispute Resolution. The parties desire to resolve any and all disputes arising out of or relating to this Agreement or their relationship without litigation. Accordingly, the parties agree to use

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the following procedures as the sole remedy for any dispute, controversy or claim arising out of or relating to this Agreement, including any Deadlock or alleged breach of this Agreement (a “Dispute”):
          (a) Negotiation. At the written request of any of Adams Steel or Sims, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any Dispute. The parties intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement and shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of all parties.
          (b) Arbitration. If a Deadlock occurs on or after [•], or at any time following a Change in Control of Sims, and such Dispute is not resolved within 90 days of the written request for negotiation described in Section 10.5(a), then within seven (7) days thereafter, either Sims or Adams Steel may, by written notice (a “Notice of Arbitration”), to the other parties, elect to refer the Deadlock to non-binding arbitration to be administered by the JAMS Endispute (“JAMS”). The place of arbitration shall be Los Angeles, California, unless otherwise agreed to by the parties.
          (i) Unless the parties to the Dispute agree that the arbitration be conducted by a single independent arbitrator, the arbitration shall be carried out by an arbitration panel consisting of three (3) independent arbitrators. If there are only two parties to a Dispute (or if the parties can be conveniently grouped together into two groups based upon a common interest and common position in the Dispute), then each party or group shall appoint one arbitrator within fifteen (15) days of receipt of Notice of Arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the later of the two arbitrators is appointed by the parties. If either party or group of parties fails to appoint its arbitrator within 15 days of receipt of Notice of Arbitration, or if the first two (2) arbitrators fail to agree on the third, the arbitrator in question shall be appointed by JAMS.
          (ii) The arbitrators shall have no authority to render an award in excess of any applicable limitations on liability included in this Agreement. Nothing in this dispute resolution provision shall prevent a party from seeking immediate interim relief from an appropriate court in appropriate circumstances. While the award of the arbitrators shall not be binding on the parties, the parties agree to reasonably consider the recommendation of the arbitrators in good faith in attempting to resolve the Dispute.
          (iii) If the parties to this Agreement or any of their Affiliates who are bound to this or another similar arbitration agreement initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then the parties hereby agree that all such proceedings may be consolidated into a single arbitral proceeding by order of the arbitrator(s) if the consolidated proceeding can be conducted in a manner consistent with the terms of this Agreement. The parties do not intend or agree by this provision to authorize a class action or a mass action.
          (c) Sale of the Company. If a Dispute which results in a Deadlock occurs on or after [•], or at any time following a Change in Control of Sims, and such Dispute is not resolved within thirty (30) days after a final decision has been rendered by the independent arbitrator(s) under Section 10.5(b), then within thirty (30) days thereafter, the Company shall retain a mutually-agreed to investment bank (“Bank”) to solicit offers from Third Parties for purchase of the Company (“Company Offers”). Such offer period shall remain open for [•] after the retention of the Bank (“Offer Solicitation Period”). In the event that no such Company Offer is received for purchase of the Company or that the Members do not agree to accept

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one such Company Offer, then either of Adams Steel or Sims upon written notice to the other may require that the Company be auctioned to the highest bidder or either of Adams Steel and Sims, with a floor consisting of terms and conditions no less favorable to the Members than the terms and conditions provided by the best of such Company Offers, if any Company Offers have been received or the Purchase Price Formula if no such Company Offers have been received.
          (d) Each Member shall bear its own costs in the resolution of Disputes, but shall share pro rata in accordance with its Percentage Interest in the cost of the Bank and the arbitrators.
          (e) Specific Performance. Notwithstanding Section 10.5(a), each party shall be entitled to apply to a court of competent jurisdiction for injunctive relief to remedy any Dispute. Each party agrees that, in such case, it may be impossible to measure in money the damages which shall accrue to the Company and/or other Interest Holders by reason of such Dispute. Therefore, if the Company or any Interest Holder institutes any action or proceeding relating to such a Dispute, the Person against whom such action or proceeding is brought hereby waives the claim or defense that the Company or such Interest Holder has an adequate remedy at law, and such Person shall not assert in any action or proceeding the claim or defense that such remedy at law exists.
          (f) Breach of this Agreement. Notwithstanding anything to the contrary in this Section 10.5, each party hereby acknowledges and agrees that in the event of a Dispute that is a breach of this Agreement, neither party shall be deemed to have waived its rights to seek any remedy available at law or in equity for such breach, and such remedy may be sought at any time.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

If to Adams Steel:	Adams Steel
3200 E. Frontera
Anaheim, California 92806
Attn. George Adams
Fax. No.: (714) 630-6811
E-Mail: [•]

If to Sims:	Simsmetal West LLC
Address: 110 Fifth Avenue
New York, NY 10011
Attn. Myles Partridge
Fax No.: (212) 604-0722
E-Mail: [•]

With a copy to:

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Simsmetal West LLC
Address: 110 Fifth Avenue
New York, NY 10011
Attn. Brian Brandt and Scott Miller
Fax No.: (212) 604-0722
E-Mail: [•]

If to the Company:	SA Recycling LLC
c/o both Adams Steel and Sims in accordance with this
Section
     11.2 Waiver of Partition. Each Member hereby agrees that neither such Member nor any successor in interest shall have the right during the term of this Agreement to have any real estate or any other Company Property partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned, and the Members, for themselves, and on behalf of their respective successors, assigns, heirs and legal representatives, as applicable, hereby waive any such right.
     11.3 Choice of Law. This Agreement and any Disputes shall be construed and resolved in accordance with the internal laws of the State of Delaware, without application of its conflicts of law principles.
     11.4 Severability. If any provision of this Agreement shall be unenforceable under the laws of Delaware, or any other applicable law, at the present time or in the future, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Agreement shall then be construed so as to best serve the intention of the parties at the time of the execution of this Agreement.
     11.5 Captions. The captions in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provisions of this Agreement.
     11.6 Counterparts. This Agreement may be executed in counterparts, including counterparts transmitted by facsimile or electronic transmission. Each such counterpart shall be considered an original, and all of such counterparts shall constitute a single agreement binding the parties as if they had signed a single document.
     11.7 Binding Effect. Except as provided to the contrary herein, the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and assigns, as applicable.
     11.8 Entire Agreement. This Agreement constitutes the entire agreement between or among the Members regarding its subject matter as of the date hereof, and supersedes all prior agreements, statements, understandings and representations of the Members with respect thereto.
     11.9 Rights of Creditors. The provisions of this Agreement are not intended to be for the benefit of any Person (other than a Member) to whom any debts, liabilities or obligations are owed by, or who otherwise has a claim against, the Company or a Member, and no such Person shall have any rights under such provisions or shall by reason of such provisions make any claim in respect of any of such debts, liabilities or obligations against the Company or a Member.

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     11.10 Amendments. Subject to Section 5.2(b), this Agreement may be amended through a writing signed by the Members holding a majority of the Interests.
     11.11 Compliance with Law. Notwithstanding anything contained in this Agreement, no Transfer of an Interest may be made except if made in full compliance with all laws, including the Act, any applicable federal and state securities laws.
     11.12 Legal Counsel. Each of the Members has been advised of its right to seek legal counsel of its own choosing in connection with the negotiation and execution of this Agreement.
(This space intentionally left blank)

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          IN WITNESS WHEREOF, the parties have executed this Operating Agreement as of the date first written above.

ADAMS STEEL, LLC			SIMSMETAL WEST LLC

By:	/s/ George Adams		By:	/s/ Myles Partridge

	Name:	George Adams		Name:	Myles Partridge
	Title:	President		Title:	Chief Financial Officer

Acknowledged and Agreed:

SA RECYCLING LLC

By:	/s/ Mark Sweetman

	Name:	Mark Sweetman
	Title:	Chief Financial Officer
Signature Page to Operating Agreement

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SCHEDULE 1
Definitions
     “Act” means the Delaware Limited Liability Company Act, codified at Title 6 of the Delaware Code, §§ Section 18-101 et seq.
     “Adams Disposition Notice” has the meaning set forth in Section 6.1(b)(ii).
     “Adams Event” has the meaning set forth in Section 6.2(a)(i).
     “Adams Owners” means each of Wendy Adams, Terry Adams, George Adams and Michael Adams.
     “Adams Response” has the meaning set forth in Section 6.1(c).
     “Adams Steel” has the meaning set forth in the introductory paragraph to this Agreement and shall be deemed to include any Permitted Transferee.
     “Adams Steel Assets” has the meaning set forth in the Contribution Agreement.
     “Adjusted Capital Account” means, with respect to any Interest Holder, the balance, if any, in such Interest Holder’s Capital Account as of the end of the relevant fiscal period after giving effect to the following adjustments: (a) credit to such Capital Account of any amounts which such Interest Holder is obligated to restore under this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account of the amounts described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adverse Consequences” has the meaning set forth in the Contribution Agreement.
     “Affiliate” means, with respect to a Person, any other Person who Controls, is Controlled by or is under common Control with such Person; provided, however, that with respect to Adams Steel, each of the Adams Owners is expressly deemed an Affiliate.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement, as such may be amended from time to time in accordance with the provisions hereof.
     “Business” has the meaning set forth in Section 2.4.
     “Capital Account” means the capital account of an Interest Holder, as described and maintained in accordance with Section 3.4.
     “Capital Contribution” means, with respect to any Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Interest Holder. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Contribution of any Interest Holder until the Company makes a taxable disposition of the note or

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until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).
     “Cash Available for Distribution” means, as to any fiscal year of the Company, the total cash receipts of the Company from all sources, loan proceeds and any decrease in the amount of Reserves, minus (a) all noncapital expenditures, Debt payments, charges and expenses (other than depreciation and amortization) of the Company, (b) the increase in the amount of Reserves, and (c) any capital expenditures to the extent not funded from loan proceeds or Reserves. The amount of Cash Available for Distribution shall be determined by the Board of Directors.
     “Cash of the Company” means all cash and cash equivalents, marketable securities and short-term investments of the Company, in each case determined in accordance with GAAP.
     “Certificate of Formation” means the Certificate of Formation of the Company originally filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.
     “CFO” has the meaning set forth in Section 5.3(a).
     “Change in Control of Sims” means the acquisition directly or indirectly by any Person or group of affiliated Persons (other than a Permitted Transferee) of more than [•] of the combined voting power or equity of Sims’ outstanding securities.
     “Change in Control of Global Trade” means the acquisition directly or indirectly by any Person or group of affiliated Persons (other than a Permitted Transferee) of more than [•] of the combined voting power or equity of Global Trade’s outstanding securities.
     “Closing Date” has the meaning set forth in Section 6.3(b)(ii).
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor provisions or codes thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.
     “Company Indemnitees” means the Company and its Representatives, equity owners, controlling persons and affiliates.
     “Company Minimum Gain” shall have the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for the phrase “partnership minimum gain.”
     “Company” has the meaning set forth in the Recitals.
     “Company Property” means all property of the Company.
     “Competitive Activity” means any business activity that involves the procurement, purchase, processing, handling, trade, sale, or distribution of Materials, including the Electronics Business.
     “Contribution Agreement” means that certain Contribution Agreement dated as of June 21, 2007, by and among Adams Steel, Sims and certain other Affiliates of Adams Steel.
     “Control” (and any derivative thereof) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

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Person, whether through the ownership of voting securities or by contract or otherwise and shall be construed in accordance with the rules promulgated under the Securities Act of 1933, as amended.
     “Co-Sale Interests” has the meaning set forth in Section 6.3(c)(ii).
     “Co-Sale Notice” has the meaning set forth in Section 6.3(c)(i).
     “Co-Sale Response” has the meaning set forth in Section 6.3(c)(ii).
     “Co-Sale Right” has the meaning set forth in Section 6.3(c).
     “Credit Agreement” has the meaning set forth in the Contribution Agreement.
     A “Deadlock” shall be deemed to occur if: (a) either (i) the Directors are deadlocked on a matter that requires the approval of the Directors, or (ii) the Members are deadlocked on a matter that requires the approval of the Members; and (b) by reason of either such deadlock the business of the Company can no longer be effectively conducted as a going concern.
     “Debt” means all liabilities or obligations, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures, guaranties or similar obligations; or (c) secured by Liens.
     “Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, as determined for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.
     “Designee” has the meaning set forth in Section 5.2(a)(i).
     “Director” means a member of the Board of Directors appointed in accordance with Section 5.2(a)(iii).
     “Distribution” (and any derivative thereof) means a direct or indirect transfer by the Company of money or other property to or for the benefit of an Interest Holder in respect of its Interest.
     “Effective Date” means the date of this Agreement.
     “Electronics Business” means a recycling business involving material handling or separation processes for commercial and consumer end-of-life electronic devices, including computers, servers, computer and server peripherals (including printers), telephones, answering machines, radios, stereo equipment, tape players/recorders, phonographs, video cassette players/recorders, compact disc players/recorders, calculators and small appliances that are not shreddable in an auto shredder in compliance with law, except major appliances.
     “Estate Interests” has the meaning set forth in Section 6.2(a)(i).

[•] CONFIDENTIAL TREATMENT REQUESTED

     “Exercising Member” has the meaning set forth in Section 6.3(a)(i)(B).
     “Existing Sims Trading Business” means the business of Sims and its Affiliates in the Territory solely with respect to the sale and brokerage of Materials that have been procured from outside the Territory, consistent with the past practices of Sims and its Affiliates as of the date of this Agreement.
     “Foreign Sales Agreement” has the meaning set forth in Section 6.1(c)(ii)(A).
     “GAAP” means generally accepted accounting principles for financial reporting in the United States.
     “Global Trade” means Sims Group Global Trade Corporation (formerly known as Sims Hugo Neu Global Trade Corporation), a Delaware corporation and successor by merger to Sims Hugo Neu Global Trade LLC.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:
          (1) The initial Gross Asset Value of any asset contributed by an Interest Holder to the Company shall be the gross fair market value of the asset;
          (2) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times: (a) the acquisition of an additional Interest by any new or existing Interest Holder for more than a de minimis contribution; (b) the distribution by the Company to an Interest Holder of more than a de minimis amount of Company Property as consideration for an Interest; (c) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); and (d) upon any other event on which it is necessary or appropriate in order to comply with the Regulations under Code Section 704(b);
          (3) The Gross Asset Value of any Company asset distributed to any Interest Holder shall be adjusted to equal the gross fair market value of the asset (taking Code Section 7701(g) into account) on the date of distribution;
          (4) The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of these assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704-l (b)(2)(iv)(m); and
          (5) If the Gross Asset Value of an asset has been determined or adjusted pursuant to (2) or (3) above, such Gross Asset Value shall then be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.
     “Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; or (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed.
     “Indemnified Person” means a Person entitled to indemnity under Section 9.2, 9.3 or 9.4 of the Contribution Agreement or Section 10.4 of this Agreement.

[•] CONFIDENTIAL TREATMENT REQUESTED

     “Indemnifying Person” means a Person obligated to indemnity under Section 9.2, 9.3 or 9.4 of the Contribution Agreement or Section 10.4 of this Agreement.
     “Indirect Adams Interest” has the meaning set forth in Section 6.1(b)(i).
     “Indirect Sims Interest” has the meaning set forth in Section 6.1(c).
     “Interest” means an ownership interest in the Company entitling the holder thereof to the rights set forth in this Agreement.
     “Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.
     “LIBOR” means the London InterBank Offered Rate as published daily in The Wall Street Journal.
     “Lien” means with respect to any asset: (a) any mortgage, pledge, lien, charge, security interest, right of first refusal or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.
     “Materials” means ferrous and non-ferrous recyclable metals, other ferrous steel making raw materials, scrap substitutes, and other non-metallic materials (including plastics, glass, rubber, paper and tires) generated by, or referenced in contracts with respect to, the business to be conducted by the Company.
     “Member” means each Person who is a signatory to this Agreement (other than the Company) and any Person who is subsequently admitted as a Member of the Company.
     “Member Majority Vote” means the affirmative vote, approval or consent, as the case may be, of one or more Members with a combined Percentage Interest greater than [•].
     “Member Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(i)(2) for “partner nonrecourse debt minimum gain.”
     “Member Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4) for “partner nonrecourse debt.”
     “Member Nonrecourse Deductions” shall have the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (a) Interest; (b) right to inspect the Company’s books and records; and (c) right to participate in the management of and vote on matters coming before the Company, as set forth in this Agreement.
     “Minority Member” has the meaning set forth in the Section 5.2(a)(iii)(B).
     “Non Ferrous Agreement” has the meaning set forth in Section 6.1(c)(ii)(C).
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

[•] CONFIDENTIAL TREATMENT REQUESTED

     “Percentage Interest” means an Interest Holder’s percentage interest in the Profits, income, gain, Losses, deductions and Distributions of the Company, with the initial Percentage Interest of the Members set forth in Section 3.1(a) hereof.
     “Permitted Transfer” means a transfer of an Interest by a Member to a Permitted Transferee.
     “Permitted Transferee” means (a) with respect to Adams Steel, any sibling of each Adams Owner, the spouse of each Adams Owner, the direct lineal descendant of each Adams Owners or his/her sibling, or a trust in which the foregoing persons are the primary beneficiaries, and (b) with respect to any Member, any Affiliate of such Member, provided that, in the case of Adams Steel, such Affiliate must at all times be directly or indirectly Controlled by one or more of the Adams Owners.
     “Person” means an individual, a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, a joint venture or any other legal entity.
     “President” has the meaning set forth in Section 5.3(a).
     “Profits” or “Losses” means, for each fiscal year of the Company, an amount equal to the Company’s taxable income or loss for the year, determined in accordance with Section 703(a) of the Code and Regulations Section 1.703-1 (for this purpose, all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
          (a) any income of the Company that is exempt from federal income tax under Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;
          (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;
          (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (2) or subparagraph (3) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
          (d) credits or debits to Capital Accounts due to a revaluation of Company assets in accordance with Regulations Section 1.704-1(b)(2)(iv)(f), or due to a distribution of noncash assets, shall be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses;
          (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”; and
          (f) notwithstanding any other provision in this Section, any items which are specially allocated pursuant to Section 4.6 shall not be taken into account in computing Profits or Losses.
     “Purchaser Notice” has the meaning set forth in Section 6.3(b)(ii)(A).

[•] CONFIDENTIAL TREATMENT REQUESTED

     “Purchase Price Formula” has the meaning set forth in Section 6.2(b).
     “Put Purchase Price” has the meaning set forth in Section 6.2(b).
     “Put Right” has the meaning set forth in the Section 6.2(a).
     “Put Right Notice” has the meaning set forth in Section 6.2(b).
     “Regulations” means the federal income tax regulations promulgated under the Code, including temporary regulations, as such regulations may be amended from time to time. All references herein to specific sections of the treasury regulations shall be deemed also to refer to any corresponding provisions of succeeding treasury regulations, and any references to temporary regulations shall be deemed also to refer to any corresponding provisions of final treasury regulations.
     “Rejecting Member” has the meaning set forth in Section 6.3(a)(ii).
     “Representative” means, with respect to a particular Person, any stockholder, member director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.
     “Reserves” means the amounts set aside by the Company as agreed to by the Board of Directors, to provide working capital and to pay for such known, contingent or unforeseen liabilities or obligations of the Company as may be necessary or appropriate for the protection of the Company.
     “Residual Target Interests” has the meaning set forth in Section 6.3(a)(ii).
     “Right of First Refusal” has the meaning set forth in Section 6.3(a)(ii).
     “RFR Response” has the meaning set forth in Section 6.3(a)(ii).
     “Selling Affiliate(s)” has the meaning set forth in Section 6.1(c)(i).
     “Selling Member” has the meaning set forth in Section 6.3(a)(i).
     “SGHC” has the meaning set forth in Section 6.1(c)(ii)(B).
     “Shared Services Agreement” has the meaning set forth in Section 6.1(c)(ii)(B).
     “Sims” has the meaning set forth in the introductory paragraph to this Agreement and shall be deemed to include any of its Permitted Transferees.
     “Sims Assets” has the meaning set forth in the Contribution Agreement.
     “Sims Disposition Notice” has the meaning set forth in Section 6.1(c)(i).
     “Sims Open Territory” means the geographic region marked as “Open Territory” on the map attached as Schedule 2.
     “Sims West Interest” has the meaning set forth in Section 6.1(c)(i).
     “Subject Adams Interest” has the meaning set forth in Section 6.2(b).

[•] CONFIDENTIAL TREATMENT REQUESTED

     “Supermajority Actions” has the meaning set forth in Section 5.2(c)(ii).
     “Target Interests” has the meaning set forth in Section 6.3(a)(i).
     “Territory” means the geographic region marked as “Area A” on the map attached as Schedule 2 and shall include: (a) all of the State of California south of, but including the Fresno area; (b) all of the State of Nevada south of, but including the Las Vegas area; (c) all of the State of Arizona; and (d) northern Mexico directly south of the States of California and Arizona and shall expressly exclude the area marked as “Area B” on Schedule 2.
     “Third Party” means any Person which is not an Affiliate or Permitted Transferee of any of the Members and who is not financed in whole or in part by any of the foregoing.
     “Third Party Disposition Notice” has the meaning set forth in Section 6.3(a)(i).
     “Third Party Indebtedness” means, with respect to any Person, all Indebtedness owed by that Person to a Third Party.
     “Transfer” means any transfer of an interest in any stock, membership interest, equity interest, or other ownership interest in a Person, whether by sale, gift, exchange, operation of law, pledge, encumbrance or otherwise.
     “Trigger Date” has the meaning set forth in Section 6.3(a)(i).

[•] CONFIDENTIAL TREATMENT REQUESTED